News Release: IMMEDIATE RELEASE
For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, CFO	812.379.7603

IRWIN FINANCIAL CORPORATION PROVIDES SECOND QUARTER GUIDANCE ON IMPAIRMENT OF MORTGAGE SERVICING RIGHTS

COLUMBUS, IN, July 6, 2005 - Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business and home equity lending, today announced that it expects net impairment of its first mortgage servicing asset (MSR) of approximately $27 million pre-tax during the second quarter. In addition, the company sold approximately $3.2 billion of MSRs in the second quarter for a pre-tax gain on sale of approximately $7 million. These are estimates, made prior to final compilation of financial results for impairment, servicing sale proceeds, or other components of income. With the exception of first mortgage origination profitability, management believes the company's other operations, including commercial and home equity portfolio loan growth and overall credit quality, met its expectations during the quarter.

Portfolio loan growth was particularly strong in the home equity segment. This is expected to have the effect of suppressing current period net income as origination costs and provision expenses are recognized, but should positively affect subsequent quarters due to spread income. Reflecting the declining interest rate environment, first mortgage origination volumes have met expectations, although profitability remains below long-term targets. The Corporation's capital remains strong. Full financial results are expected to be released on or about July 29.

The net impairment of the MSR principally reflected three factors.

  The company began the second quarter with the aggregate lower-of-cost-or-market GAAP cap on the value of the MSR modestly below economic value. The proximity of the LOCOM cap makes hedging MSRs to protect GAAP value inherently more difficult and expensive.
  Indicative 10-year interest rates declined approximately 60 basis points during the full quarter, with approximately 40 basis points of that decline occurring in a 17-day period. The rate drop resulted in below-average hedge effectiveness and significant hedge premium costs.
  The continuation of a flat yield curve in the bond market hampered option-based hedge structuring.

The estimated second quarter MSR impairment of $27 million compares with net impairment of $14 million and $15 million in the fourth quarter of 2004 and the first quarter of 2005, respectively.

To reduce the risk of further impairment in subsequent quarters, the Company continued its MSR risk reduction steps by selling additional servicing in the quarter. Approximately $3.2 billion of MSRs were sold in bulk trades and will result in a net pre-tax gain on sale of approximately $7 million during the second quarter. In addition, another $1.6 billion of servicing was sold on a flow basis during the second quarter for consideration similar to the company's capitalization rate had it retained the servicing. After these sales, the first mortgage servicing portfolio will be approximately $20 billion as of June 30, 2005, down 30 percent compared to a portfolio of $29 billion a year earlier.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions are intended to identify forward-looking statements, which may include, among other things:

  Statements and assumptions relating to projected growth in our earnings, projected loan originations, portfolio sales and the relative performance of our lines of business;
  Statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolio; and
  Any other statements that are not historical facts.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our servicing and derivatives portfolios, including assumptions we embed in the valuation and short-term swings in the valuation of such portfolios, both of which can be influenced by movements in secondary market interest rates; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and may affect loan demand; unanticipated deterioration in the credit quality of our loan assets; unanticipated deterioration in or changes in estimates of the carrying value of our other assets; difficulties in delivering loans to the secondary market or selling servicing rights as planned; difficulties in expanding our business and obtaining funding as needed; competition from other financial service providers for experienced managers as well as for customers; changes in variable compensation plans related to the performance and valuation of lines of business where we have compensation systems tied to line-of-business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules or rules affecting corporate governance, and the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; or governmental changes in monetary or fiscal policies.

We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent periodic reports we file with the Securities and Exchange Commission.

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